EXHIBIT 99.1

GENCOR ANNOUNCES THE RETIREMENT OF EJ ELLIOTT AND APPOINTMENT OF MARC ELLIOTT

December 23, 2025 (PRIME NEWSWIRE) - Gencor Industries, Inc. (the “Company” or “Gencor”) (NYSE American: GENC) today announced the retirement of EJ Elliott, who serves as the Executive Chairman of the Company’s Board of Directors (the “Board”), effective December 31, 2025.

EJ Elliott founded the Company in 1968 and has been Chairman of the Board since 1968. He served as the Chief Executive Officer of the Company from 1968 to 2016.

In connection with EJ Elliott’s retirement, the Board of Directors has appointed Marc Elliott to serve as Gencor’s Chairman effective January 1, 2026. Marc Elliott has served on Gencor’s Board of Directors since 2007 and currently serves as Gencor’s President.

Gencor is a leading manufacturer of heavy machinery used in the production of highway construction equipment and materials and environmental control equipment.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements about the Company’s beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. The Company’s actual results may differ materially from those set forth in the Company’s forward-looking statements depending on a variety of important factors, including the financial condition of the Company’s customers, changes in the economic and competitive environments and demand for the Company’s products. In addition, the impact of (i) the U.S. government’s tariff announcements, (ii) the ongoing conflict between Russia and Ukraine, and (iii) the ongoing conflict between Israel and Hamas, including hostilities involving Iran, as well as actions taken by other countries, including the U.S., in response to such tariff announcements and conflicts, could result in a disruption in our supply chain and higher costs of our products. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

For information concerning these factors and related matters, see the following sections of the Company’s Annual Report on Form 10-K for the year ended September 30, 2025: (a) Part I, Item 1A, “Risk Factors” and (b) Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. However, other factors besides those referenced could adversely affect the Company’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by the Company herein speak as of the date of this press release. The Company does not undertake to update any forward-looking statements, except as required by law.

Unless the context otherwise indicates, all references in this press release to the “Company,” “Gencor,” “we,” “us,” or “our,” or similar words are to Gencor Industries, Inc. and its subsidiaries.

Contact:  Eric Mellen, Chief Financial Officer

   407-290-6000